Exhibit 1.02
Tecumseh Products Company
Conflict Minerals Report
For the reporting period from January 1, 2013 to December 31, 2013

Section 1: Introduction
This Conflict Minerals Report (the “Report”) of Tecumseh Products Company (the “Company”, “we”, “us”, or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.
The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals”, are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, certain of our operations manufacture, or contract to manufacture, products and the Conflict Minerals are necessary to the functionality or production of those products.
Section 2: Description of Products Covered by this Report
We are a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers and commercial refrigeration applications. This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2013.
These products, which are referred to in this Report collectively as the “Covered Products”, are the following:
•Air conditioning and refrigeration compressors, condensing units, heat pumps and complete refrigeration systems for (i) commercial refrigeration applications, including walk-in coolers and freezers, ice makers, dehumidifiers, water coolers, food service equipment and refrigerated display cases and vending machines; (ii) household refrigerators and freezers; and (iii) residential and specialty air conditioning and heat pumps, including window air conditioners, packaged terminal air conditioners and recreational vehicle and mobile air conditioners. These compressors include reciprocating piston models, rotary compressors and scroll compressors.
Section 3: Due Diligence

A.	Reasonable country of origin inquiry
We have conducted the procedures described in Section 3.C below as our good faith reasonable country of origin inquiry regarding the Conflict Minerals. This good faith reasonable country of origin inquiry was designed to determine any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources, except that we were only able to undertake the measures set forth in Section 3.C below this year.

B.	Design of the due diligence measures
Our due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-Operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, including the related supplements in gold, tin, tantalum and tungsten (the “OECD Guidance), except that we were only able to undertake the measures set forth in Section 3.C below this year.

C.	Description of due diligence measures on the source and chain of custody of the Conflict Minerals performed by us with respect to 2013

•
We created a cross-functional Conflict Minerals Team to address the potential Conflict Minerals in our supply chain. This team is comprised of representatives from our engineering, procurement, internal audit and sales organizations.

•
We adopted a corporate policy regarding Conflict Minerals and have posted this policy on the Tecumseh Products Company web-site at http://www.tecumseh.com/en/corporate/global-suppliers/conflictminerals

•
We added a section to our Global Supplier Quality Manual to include a section addressing Conflict Minerals and reinforcing our expectation that suppliers cooperate with our due diligence compliance efforts. Our Global Supplier

Quality Manual is posted on the Tecumseh Products Company web-site at http://www.tecumseh.com/en/corporate/global-suppliers.

•
We interviewed prospective third party service providers who are expected to assist the Conflict Minerals Team in preparing, circulating and performing follow-up inquiries with respect to a supply-chain survey with direct suppliers of components that may contain Conflict Minerals using the EICC/GeSI (Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative) Conflict Minerals Reporting Template.

•
We began the process of examining each product we manufactured or contracted to be manufactured during the period covered by this report to determine which products or components contain Conflict Minerals, and have determined that our compressors, condensing units, heat pumps and complete refrigeration systems do contain Conflict Minerals. We do not purchase Conflict Minerals directly.

•	We compiled a list of all suppliers who supply us with metal with product components containing metal.

•	We posted this Conflict Minerals Report on our website at http://www.tecumseh.com/en/corporate/global-suppliers/conflictminerals

Section 4: Due Diligence Findings and Other Matters
Based on our knowledge, after performing the procedures described above, we do not have sufficient information, with respect to The Covered Products to determine any of the facilities that were used to process the Conflict Minerals contained in the Covered Products.
Based on our knowledge, after performing the procedures described above, we do not have sufficient information with respect to the Covered Products to determine the country of origin of the Conflict Minerals in the Covered Products.
Except for the procedures described above, we have not undertaken any other efforts to determine the mine or location of origin with the greatest possible specificity of the Conflict Minerals in the Covered Products.
Our supply chain with respect to the Covered Products is complex, and we believe there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of the Conflict Minerals. In this regard, we do not purchase Conflict Minerals directly from mines, smelters or refiners. We must therefore rely on our suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products. Moreover, we believe that smelters and refiners of the Conflict Minerals are best situated to identify the sources of the Conflict Minerals, and we have not yet been able to identify the applicable smelters and refiners of Conflict Minerals in our supply chain or the facilities that were used to process the Conflict Minerals contained in the Covered Products.
We expect to undertake the following steps to improve our due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in our products finance or benefit armed groups in the Covered Countries:

•	Continue to identify our products or components of our products that we manufacture or contract to manufacture that contain Conflict Minerals

•
Engage a third party service provider to assist the Conflict Minerals team in preparing, circulating and conducting follow-up inquiries with respect to a supply-chain survey with direct suppliers of any metals or components that contain metal using the EICC/GeSI (Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative) Conflict Minerals Reporting Template

•
Engage with supplier’s to obtain current, accurate and complete information about the supply chain by circulating a supply-chain survey to direct suppliers of components that are believed to contain metals using the EICC/GeSI (Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative) Conflict Minerals Reporting Template. The purpose of this supplier survey is to identify, if possible, the supply chain, including mines, smelters and refiners who contribute Conflict Minerals to our products.

•
Encourage our suppliers to support and implement responsible sourcing and greater transparency in the supply chain and cooperate with our due diligence compliance efforts and identify the sources of Conflict Minerals in their supply chains. We intend to consider supplier cooperation and responsible sourcing as one factor in making our sourcing decisions.

•
Follow up appropriately when information provided by suppliers appears to be incomplete, incorrect or not trustworthy or when further inquiry of their suppliers are necessary to identify the source and chain of custody of the Conflict Minerals used in our products, including the related smelters or refiners and the mine or location of origin of the Conflict Minerals.